Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Raymond F. Kunzmann
Vice President, Finance
LeCroy Corporation
Tel:  845-425-2000



          LECROY CORPORATION APPOINTS KPMG LLP AS INDEPENDENT AUDITORS

CHESTNUT RIDGE, NY, DECEMBER 5, 2002 - LeCroy Corporation (Nasdaq: LCRY), a major supplier of high-performance digital oscilloscopes, today announced that its Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG LLP ("KPMG"), subject to the completion of KPMG's standard client acceptance process, to replace Ernst & Young LLP ("E&Y") as the Company's independent auditors for the fiscal year ending June 30, 2003.

The appointment of KPMG was made after careful consideration by the Audit Committee, the Board of Directors and management of the Company, and concludes a thorough evaluation process. The decision to change auditors was not the result of any disagreement between the Company and E&Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During its tenure as the Company's independent auditors, E&Y has provided many years of quality service and has demonstrated a high level of professionalism.

ABOUT LECROY CORPORATION

LeCroy Corporation, headquartered in Chestnut Ridge, New York, develops, manufactures and markets electronic signal acquisition and analysis products and services. The Company leverages its core competency of "WaveShape Analysis," the analysis of complex electronic signals. Today, its primary products are high-performance digital oscilloscopes, which are used by design engineers and researchers in a broad range of industries, including electronics, computers and communications.



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